Exhibit 5

10b5-1 TRADING PLAN

Client Name: Hill City Holdings, LP

Date: June 5, 2025

1. This agreement constitutes a written plan (the “Plan”) for the purchase of Shares (as defined below) of Shenandoah Telecommunications Company (the “Issuer”) on behalf of Hill City Holdings, LP (the “Client”). The parties intend that the Plan shall constitute a binding contract or instruction satisfying the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2. The Client hereby authorizes Barclays Capital Inc. (“Barclays”) to purchase Shares on behalf of the Client in accordance with the following terms:

●	Class of Securities subject to the Plan: Common Stock, no par value, of the Issuer (ticker symbol: “SHEN”) (the “Shares”)

●	Name of primary listing exchange for the Shares (the “Exchange”): NASDAQ.

●	Aggregate amount of Shares covered by the Plan:	As set forth on Schedule A hereto.

●	Commencement date of purchases under the Plan:	As set forth on Schedule A hereto.

●	Purchase price for purchases under the Plan:	As set forth on Schedule A hereto.

During the term of the Plan, the Client will not exercise or attempt to exercise authority, influence or control over any purchases executed by Barclays or its affiliates pursuant to the Plan.

3. Representations, Warranties and Agreements:

(a) The Client agrees to pay Barclays for all Shares purchased under the Plan (including all commissions in an amount of [REDACTED] per share) on or prior to the regular settlement date for such Shares (currently, T + 1), as instructed by Barclays.

The Client acknowledges and agrees that any failure to make any payment may result in all or part of the Plan not being executed or the Plan being terminated. Against such payment, Barclays shall deliver to Client pursuant to the delivery instructions set forth in Schedule A, all Shares so purchased.

(b) The Client directs Barclays, subject to the limitations set forth in Schedule A, to exercise its professional trading discretion and execute the purchases specified in the Plan in compliance with all applicable and required laws, rules and regulations. If Barclays does not purchase the full number of Shares to be purchased in any trading center (as defined in Rule 600(b)(78) of Regulation NMS) on any Trading Day (as defined below) during the term of the Plan pursuant to Schedule A, the Client directs Barclays not to increase the number of Shares to be purchased in any subsequent Trading Day during the term of the Plan, except as provided otherwise in Schedule A. Barclays will provide purchase information to the Client daily by phone or e-mail, and transaction reports will be sent following the transaction date (any such information sent by e-mail shall be sent to [REDACTED], [REDACTED], [REDACTED], [REDACTED], [REDACTED], [REDACTED] and [REDACTED] , or such other e-mail address as the Client may specify from time to time; fax delivery shall be made in accordance with the provisions of section 3(s) below).

(c) All purchases will only be executed on Trading Days that occur during the Execution Period (as defined in Schedule A). A “Trading Day” is any day that the Exchange or a trading center is open for business and the Shares trade regular way thereon.

Restricted - External

(d) Any fractional number of Shares pursuant to the Plan will be rounded down to the closest whole number. In the event of any stock split, reverse stock split or stock dividend with respect to the Shares or any change in capitalization with respect to the Issuer that occurs during the term of the Plan, the instructions set forth in Schedule A shall automatically adjust on a proportionate basis unless the parties agree otherwise in writing in accordance with section 3(t) below.

(e) The Client acknowledges and agrees that Barclays may elect not to purchase Shares pursuant to the Plan at any time when (i) Barclays, in its sole discretion, has determined that a market disruption, banking moratorium, outbreak or escalation of hostilities or other crisis or calamity has occurred or (ii) Barclays, in its sole discretion, has determined that it is prohibited from doing so by a legal, regulatory (including without limitation Regulation M under the Exchange Act (“Regulation M”)), reputational, contractual or other restriction applicable to it or its affiliates (including by virtue of internal policy or guidance) or to the Client or the Client’s affiliates. In any such event, Barclays shall provide to Client prompt notice of such election.

(f) The Plan shall terminate on the earliest to occur of (i) the close of business on May 20, 2026, (ii) the date on which Barclays completes the purchase of the full dollar value of Shares that may be purchased during the Execution Period in accordance with Schedule A, and (iii) the first Trading Day after the Client or Barclays, as the case may be, notifies the other in writing that the Plan shall terminate.

(g) The Client represents and warrants that it is not, on the date hereof, in possession of any material non-public information regarding the Issuer or the Shares. Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Information is “non-public” if it has not been disseminated in a manner making it available to investors generally. The Client agrees not to communicate, directly or indirectly, any material non-public information relating to the Shares or the Issuer to any employee of Barclays or its affiliates who is involved, directly or indirectly, in executing the Plan at any time while the Plan is in effect.

(h) The Client represents and warrants that the Plan does not violate the Client’s trading policy and that it is the Client’s intention that the Plan complies with Rule 10b5-1. The Client is not entering into this Plan to create actual or apparent trading activity in the Shares or to raise or depress the price of the Shares for the purpose of inducing others to buy or sell Shares, and will not engage in any other securities or derivative transaction to such ends.

(i) Neither the Client nor any of its affiliates is subject to any legal, regulatory, contractual or other restriction that would cause transactions pursuant to the Plan to violate or conflict with any such law, regulation, contract, policy, judgment, order, decree or undertaking (it being understood that the Client coming into possession of material non-public information during the term of the Plan shall not constitute such a restriction). The Client shall promptly notify Barclays if it becomes subject to any such restrictions.

(j) The Client further represents and warrants that any consents or authorizations required to be obtained with respect to the Plan under any such law, regulation, contract, policy, judgment, order, decree, board resolution or undertaking have been obtained and are in full force and effect and that all conditions of any such consents and authorizations have been complied with.

(k) The Client represents, warrants and agrees that (A) the Client is acting for its own account, and it is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, (B) the Client has made its own independent decisions to enter into the Plan and as to whether the Plan is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (C) the Client is not relying on any communication (written or oral) of Barclays or any of its affiliates as investment advice or as a recommendation to enter into the Plan (it being understood that information and explanations related to the terms and conditions of the Plan shall not be considered investment advice or a recommendation to enter into the Plan), (D) no communication (written or oral) received from Barclays or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Plan, (E) the Client is exercising independent judgment in evaluating the communications (written or oral) of Barclays or any of its affiliates, and (F) the Client has total assets of at least $50,000,000 as of the date hereof.

(l) The Client acknowledges that neither Barclays nor any of its affiliates has advised the Client with respect to any legal, regulatory, tax, accounting or economic consequences arising from the Plan or any transactions under the Plan.

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(m) The Client represents and warrants that the Plan is being entered into in good faith and is not part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the Client agrees to act in good faith with respect to the Plan. While the Plan is in effect, the Client agrees not to enter into or alter, either directly or indirectly through an affiliated entity, any corresponding or hedging transaction or position with respect to the Shares covered by the Plan and agrees not to alter (except as provided in paragraph 3(s) below) or deviate from, or attempt to exercise any influence over how, when or whether transactions are executed pursuant to, the terms of the Plan. The Client further agrees not to (i) enter into a binding contract with respect to the purchase or sale of Shares during the Execution Period with another broker, dealer or financial institution, (ii) instruct another Financial Institution to purchase or sell Shares during the Execution Period or (iii) adopt a plan for trading the Shares during the Execution Period except through Barclays or an affiliate thereof. In addition, the Client represents that no such contract, instruction or plan is currently in effect.

(n) The Client agrees to indemnify and hold harmless Barclays and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or relating to the Plan (including, but not limited to, a breach of the Client’s representations, warranties or covenants in the Plan), except to the extent that such claims or cause of actions arise out of or relate to Barclays’ acts of willful misconduct or bad faith. This indemnification shall survive termination of the Plan.

(o) The Client understands and acknowledges that Barclays and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with the Plan, including acting as agent or as principal and for its own account or on behalf of customers. Any such market activities of Barclays and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, each in a manner that may be adverse to the Client.

(p) Barclays agrees that at no time shall its trading in the market on behalf of the Client employ manipulative or deceptive devices or contrivances in violation of Section 10(b) of the Exchange Act.

(q) Notwithstanding any other provision hereof, Barclays shall not be liable to the Client for any liabilities or expenses incurred by the Client arising from or in connection with Barclays’ role or services under this Plan, except to the extent any such liabilities or expenses result from the gross negligence, willful misconduct, fraud or bad faith of Barclays.

(r) The Client acknowledges and agrees that the Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

(s) All notices to Barclays under the Plan shall be given to Barclays in the manner specified by the Plan by telephone at [REDACTED] or by certified mail or nationally recognized overnight courier to the address below:

Equity Syndicate

Barclays Capital Inc.

745 Seventh Avenue, 3rd Floor

New York, NY 10019-6801

Telephone: [REDACTED]

Attention: Brian Ulmer, Director

Email: [REDACTED]; [REDACTED]

All notices to the Client under this Plan shall be given by facsimile to the number set forth below or by nationally recognized overnight courier or certified mail to the address below:

Matt DeNichilo

Partner

Hill City Holdings LP

40 Beechwood Road

Summit, NJ 07901

Email address: [REDACTED]

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For the avoidance of doubt, any notice or other document which may be given or served by either party to the other shall be deemed to have been duly given or served on the other parties when actually received. In the case of sending by fax as aforesaid any such notice shall be deemed to have been received upon written or oral confirmation of receipt by the parties.

(t) Any modification or amendment by the parties further requires (i) the written consent of Barclays, which consent shall specify the effective date of the modified or amended Plan and (ii) (1) a certificate signed by the Client certifying that the representations and warranties in this Plan are true and correct at and as of the date of such certificate as if made at and as of such date, or (2) the execution of a new Plan, as determined by Barclays in its sole discretion. The Client may not assign the Client’s rights or obligations under the Plan without the written permission of Barclays and any such assignment without such permission shall be void.

(u) The Plan shall be governed by and construed in accordance with the laws of the State of New York and may be modified or amended only by a writing signed by the Client and Barclays.

(v) This Plan constitutes the entire agreement between the Client and Barclays with respect to the Plan and supersedes any prior agreements or understandings with regard to the Plan.

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IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their authorized representatives as of the date first written above.

Hill City Holdings, LP

By:	/s/ Matt DeNichilo

Name:	Matt DeNichilo

Title:	Authorized Signatory

BARCLAYS CAPITAL INC.

By:	/s/ Brian Ulmer

Name:	Brian Ulmer

Title:	Director

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